UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                           Hansen Natural Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    411310105
                                 (CUSIP Number)

                                 Rodney C. Sacks
                              1010 Railroad Street
                            Corona, California 92882
                                 (909) 739-6200

                                 With a copy to:

                             Benjamin M. Polk, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2000

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 2, 2006
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box [ ].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.ss. 240.13d-7 for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                              (Page 1 of 14 Pages)

CUSIP No. 411310105                13D/A                 Page 2 of 14 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Brandon Limited Partnership No. 1
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                           (a)  [X]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            WC (See Item 3)
------------------------------------------------------------
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                326,730
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                326,730
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

            326,730
-----------------------------------------------------------------------------
     (12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                   [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)

            1.4%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN
-----------------------------------------------------------------------------

CUSIP No. 411310105                13D/A                 Page 3 of 14 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Brandon Limited Partnership No. 2
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                           (a)  [X]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            WC (See Item 3)
------------------------------------------------------------
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                2,383,334
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                2,383,334
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

            2,383,334
-----------------------------------------------------------------------------
     (12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                   [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)

            10.5%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
-----------------------------------------------------------------------------

CUSIP No. 411310105                13D/A                 Page 4 of 14 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Rodney Cyril Sacks
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                           (a)  [X]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
------------------------------------------------------------
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            South Africa
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                600,000
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                4,380,064
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                600,000
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                4,380,064
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY
            OWNED BY EACH REPORTING PERSON

            4,980,064
-----------------------------------------------------------------------------
     (12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                   [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.4%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
-----------------------------------------------------------------------------

CUSIP No. 411310105                13D/A                 Page 5 of 14 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilton Hiller Schlosberg
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                           (a)  [X]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
------------------------------------------------------------
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United Kingdom
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                522,194
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                4,380,064
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                522,194
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                4,380,064
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,902,258
-----------------------------------------------------------------------------
     (12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                   [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
-----------------------------------------------------------------------------

CUSIP No. 411310105                13D/A                 Page 6 of 14 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            HRS Holdings, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                           (a)  [X]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
-----------------------------------------------------------------------------
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United Kingdom
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                250,000
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                250,000
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

            250,000
-----------------------------------------------------------------------------
     (12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                   [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)

            1.1%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
-----------------------------------------------------------------------------

CUSIP No. 411310105                13D/A                 Page 7 of 14 Pages
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Hilrod Holdings L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER
            OF A GROUP (SEE INSTRUCTIONS)                           (a)  [X]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS (SEE INSTRUCTIONS)

            PF (See Item 3)
-----------------------------------------------------------------------------
     (5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United Kingdom
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                1,420,000
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                1,420,000
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

            1,420,000
-----------------------------------------------------------------------------
     (12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                   [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.2%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
-----------------------------------------------------------------------------

CUSIP No. 411310105                13D/A                 Page 8 of 14 Pages


INTRODUCTION

     This Amendment No. 8 ("AMENDMENT NO. 8") amends the statement on Schedule 13D dated November 21, 1990 (the "ORIGINAL STATEMENT"), as amended by Amendment No. 1 dated March 29, 1991 ("AMENDMENT NO. 1"), Amendment No. 2 dated June 11, 1993 ("AMENDMENT NO. 2"), Amendment No. 3 dated August 29, 1994 ("AMENDMENT NO. 3"), Amendment No. 4 dated November 22, 2004 ("AMENDMENT NO. 4"), Amendment No. 5 dated December 1, 2004 ("Amendment No. 5"), Amendment No. 6 dated December 29, 2005 ("AMENDMENT NO. 6") and Amendment No. 7 dated January 13, 2005 ("AMENDMENT NO. 7") (the Original Statement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7 and Amendment No. 8 are sometimes referred to herein collectively as this "STATEMENT ON SCHEDULE 13D"), relating to the common stock, par value $.005 per share ("COMMON STOCK"), of Hansen Natural Corporation, a Delaware corporation (formerly known as Unipac Corporation) (the "COMPANY").

     Any capitalized terms used in this Amendment No. 8 and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Statement, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 Amendment No. 4, Amendment No. 5, Amendment No. 6 and Amendment No. 7.

     ITEM 4. PURPOSE OF TRANSACTION

     ITEM 4 IS HEREBY AMENDED AND SUPPLEMENTED BY ADDING THE FOLLOWING:

     On February 2, 2006, HRS Holdings, L.P., ("HRS Holdings") an affiliate of Sacks and Schlosberg, terminated a 10b5-1 sales plan entered into on December 30, 2005 with Deutsche Bank Securities Inc.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     ITEM 5 IS HEREBY AMENDED BY DELETING ITEM 5 IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING:


     (a)-(b) As of the date hereof, the aggregate number and percentage of shares of Common Stock beneficially owned by the Reporting Persons is 5,502,258 shares, or 23.2% of the Common Stock.

     As of the date hereof, Brandon No. 1 and Brandon No. 2 directly beneficially own 326,730 shares, or 1.4%, of the Common Stock and 2,383,334 shares, or 10.5%, of the Common Stock, respectively. Each of Brandon No. 1 and Brandon No. 2 has shared power to vote and dispose of all shares of the Common Stock that are directly beneficially owned by it.

     As of the date hereof, HRS Holdings and Hilrod Holdings L.P. ("Hilrod") directly beneficially own 250,000 shares, or 1.1%, of the Common Stock and 1,420,000 shares, or 6.2%, of the Common Stock, respectively. Each of HRS Holdings and Hilrod has shared power to vote and dispose of all shares of the Common Stock that are directly beneficially owned by it

CUSIP No. 411310105                13D/A                 Page 9 of 14 Pages
----------------------------------------------------------------------------

         As of the date hereof, Sacks beneficially owns an aggregate of 4,980,064 shares, or 21.4%, of the Common Stock, as follows:

                                                                                     NATURE OF VOTING AND
                                                                                DISPOSITION POWER WITH RESPECT
NUMBER OF SHARES                NATURE OF BENEFICIAL OWNERSHIP                          TO SUCH SHARES
--------------------- ---------------------------------------------------  ------------------------------------------
        80,000        Direct ownership of shares.                          Sole power.
       520,000        Direct ownership of shares issuable upon the
                      exercise of options to purchase Common Stock
                      which are currently exercisable or exercisable
                      within 60 days hereof.                               Sole power.
       326,730        Indirect ownership through Brandon No. 1 as one      May be deemed to have shared power by
                      of the general partners of Brandon No. 1.            virtue of his position as one of the
                                                                           general partners of Brandon No. 1.
     2,383,334        Indirect ownership through Brandon No. 2 as one      May be deemed to have shared power by
                      of the general partners of Brandon No. 2.            virtue of his position as one of the
                                                                           general partners of Brandon No. 2.
       250,000        Indirect ownership through HRS Holdings as one of    May be deemed to have shared power by
                      the general partners of HRS Holdings.                virtue of his position as one of the
                                                                           general partners of HRS Holdings.
     1,420,000        Indirect ownership through Hilrod as one of the      May be deemed to have shared power by
                      general partners of Hilrod.                          virtue of his position as one of the
                                                                           general partners of Hilrod.



CUSIP No. 411310105                13D/A                 Page 10 of 14 Pages
----------------------------------------------------------------------------

         As of the date hereof, Schlosberg beneficially owns an aggregate of 4,902,258 shares, or 21.1%, of the Common Stock, as follows:


                                                                              NATURE OF VOTING AND
NUMBER OF SHARES          NATURE OF BENEFICIAL OWNERSHIP                       DISPOSITION POWER
---------------------------------------------------------------------------------------------------------------
         2,194     Direct ownership of shares.                      Sole power.
       520,000     Direct ownership of shares issuable upon the
                   exercise of options to purchase Common Stock
                   which are currently exercisable or
                   exercisable within 60 days hereof.               Sole power.
       326,730     Indirect ownership through Brandon No.1 as       May be deemed to have shared power by virtue
                   one of the general partners of Brandon No. 1.    of his position as one of the general
                                                                    partners of Brandon No. 1.
     2,383,334     Indirect ownership through Brandon No.2 as       May be deemed to have shared power by virtue
                   one of the general partners of Brandon No. 2.    of his position as one of the general
                                                                    partners of Brandon No. 2.
       250,000     Indirect ownership through HRS Holdings as       May be deemed to have shared power by virtue
                   one of the general partners of HRS Holdings.     of his position as one of the general
                                                                    partners of HRS Holdings.
     1,420,000     Indirect ownership through Hilrod as one of      May be deemed to have shared power by virtue
                   the general partners of Hilrod.                  of his position as one of the general
                                                                    partners of Hilrod.


     Percentages calculated in this Schedule 13D with respect to Brandon No. 1 and Brandon No. 2 are based upon an aggregate of 22,720,528 shares of Common Stock outstanding as of February 2, 2006 (the "Aggregate Outstanding Shares"). Percentages calculated in this Schedule 13D with respect to each of Sacks and Schlosberg are based upon the Aggregate Outstanding Shares plus 520,000 shares of Common Stock issuable to such person upon exercise of options to purchase Common Stock. Percentages calculated in this Schedule 13D with respect to the Reporting Persons as a group are based upon the Aggregate Outstanding Shares plus 1,040,000 shares of Common Stock issuable to the Reporting Persons upon exercise of options to purchase Common Stock.

     Each of the Reporting Persons disclaims beneficial ownership of the Common Stock held by the other Reporting Persons, except for (a) with respect to Schlosberg (i) 2,194 shares of Common Stock that he beneficially owns directly and (ii) 520,000 shares issuable upon the exercise of options to purchase Common Stock which are currently exercisable or exercisable within 60 days hereof (iii) 125,000 shares held by HRS Holdings with respect to the limited partnership interests held by Schlosberg in HRS Holdings and (iv) 710,000 shares held by Hilrod with respect to limited partnership interests held by Schlosberg in Hilrod and (b) with respect to Sacks (i) 80,000 shares of Common Stock that he beneficially owns directly and (ii) 520,000 shares issuable upon the exercise of options to purchase Common Stock which are currently exercisable or exercisable within 60 days hereof(iii) 125,000 shares held by HRS Holdings with respect to the limited partnership interests held by Sacks in HRS Holdings and (iv) 710,000 shares held by Hilrod with respect to limited partnership interests held by Sacks in Hilrod.

CUSIP No. 411310105                13D/A                 Page 11 of 14 Pages
----------------------------------------------------------------------------

     c) Following are transactions in the Company's securities effected by the Reporting Persons since the last transaction disclosed in Amendment No. 7:

                  None.

         (d)           Not applicable.

         (e)           Not applicable.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

1. Joint Filing Agreement dated February 6, 2006.

CUSIP No. 411310105                13D/A                 Page 12 of 14 Pages
----------------------------------------------------------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 6, 2006


                                BRANDON LIMITED PARTNERSHIP NO. 1

                                By:   /s/ Rodney C. Sacks
                                      ----------------------------------------
                                      Name:   Rodney C. Sacks
                                      Title:  General Partner


                                BRANDON LIMITED PARTNERSHIP NO. 2

                                By:   /s/ Rodney C. Sacks
                                      ----------------------------------------
                                      Name:   Rodney C. Sacks
                                      Title:  General Partner


                                HRS HOLDINGS, L.P.

                                By:   /s/ Hilton H. Schlosberg
                                      ----------------------------------------
                                      Name:   Hilton H. Scholsberg
                                      Title:  General Partner


                                Hilrod Holdings L.P.

                                By:   /s/ Hilton H. Schlosberg
                                      ----------------------------------------
                                      Name:   Hilton H. Scholsberg
                                      Title:  General Partner


                                /s/ Rodney C. Sacks
                                ---------------------------------------------
                                RODNEY C. SACKS

                                /s/ Hilton H. Schlosberg
                                ---------------------------------------------
                                HILTON H. SCHLOSBERG

CUSIP No. 411310105                13D/A                 Page 13 of 14 Pages
----------------------------------------------------------------------------

                                  EXHIBIT INDEX
----------------------------------------------------------------------------

1. Joint Filing Agreement dated February 6, 2006.

CUSIP No. 411310105                13D/A                 Page 14 of 14 Pages

Exhibit 1

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated as of February 6, 2006



                                BRANDON LIMITED PARTNERSHIP NO. 1

                                By:   /s/ Rodney C. Sacks
                                      -----------------------------------------
                                      Name:   Rodney C. Sacks
                                      Title:  General Partner


                                BRANDON LIMITED PARTNERSHIP NO. 2

                                By:   /s/ Rodney C. Sacks
                                      -----------------------------------------
                                      Name:   Rodney C. Sacks
                                      Title:  General Partner


                                HRS HOLDINGS, L.P.

                                By:   /s/ Hilton H. Schlosberg
                                      -----------------------------------------
                                      Name:   Hilton H. Scholsberg
                                      Title:  General Partner


                                Hilrod Holdings L.P.

                                By:   /s/ Hilton H. Schlosberg
                                      -----------------------------------------
                                      Name:   Hilton H. Scholsberg
                                      Title:  General Partner


                                /s/ Rodney C. Sacks
                                -----------------------------------------------
                                RODNEY C. SACKS

                                /s/ Hilton H. Schlosberg
                                -----------------------------------------------
                                HILTON H. SCHLOSBERG